Exhibit (h)(22)

                                     AGREEMENT


         Agreement dated as of the 15th day of August, 2000 by and between Scudder Kemper Investments, Inc., a Delaware corporation ("Scudder Kemper") and Kemper Target Equity Fund, a Massachusetts business trust (the "Trust").

         WHEREAS, the Trust is an open-end, diversified, management investment company that may issue shares in one or more series, the second series of the Trust formerly being designated as "Kemper Retirement Fund Series II" and now being designated as "Kemper Target 2011 Fund" (the "Fund");

         WHEREAS, Scudder Kemper is the investment manager for the Fund;

         WHEREAS, the investment objectives of the Fund are to provide a guarantee of return of investment, including any sales charge, for shares redeemed on a designated maturity date and to provide long-term growth of capital;

         WHEREAS, the original maturity date for the Fund was designated as August 15, 2000 (the "Original Maturity Date") and the Board of Trustees of the Trust has approved the continued operation of the Fund after the Original Maturity Date with a new maturity date of August 15, 2011 (the "New Maturity Date");

         WHEREAS, the Fund pursues its objectives by investing a portion of its assets in "zero coupon" U.S. Treasury obligations and the balance of its assets primarily in common stocks;

         WHEREAS, the Fund is designed to provide a guarantee of return of investment only to those investors who reinvest dividends and hold their shares until the designated maturity date, which date for purposes of this Agreement shall be the New Maturity Date ("Eligible Investors"); and

         WHEREAS, the Fund and Scudder Kemper want to provide further assurance pursuant to this Agreement that Eligible Investors will receive a return of investment upon redemption of their shares on the New Maturity Date;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Scudder Kemper agrees that it will make payments to Eligible Investors on the New Maturity Date in such amounts as may be necessary to enable all Eligible Investors to receive, upon redemption of their investment in the Fund on the New Maturity Date at the then current net asset value thereof, an aggregate amount of redemption proceeds and payments hereunder equal to the amount of their original investment, including any sales charge. For an Eligible Investor who has purchased shares of the Fund prior to the Original Maturity Date and continues to hold such shares after the Original Maturity Date and through the New Maturity Date, the

"amount of their original investment, including any sales charge" with respect to such shares shall be equal to the net asset value of such shares on the Original Maturity Date.

         2. The Trust hereby accepts the undertaking by Scudder Kemper set forth in this Agreement.

         3. This Agreement shall be governed by the laws of the State of Illinois, except that Paragraph 4 hereof shall be governed by the laws of The Commonwealth of Massachusetts.

         4. All parties hereto are expressly put on notice of the Trust's Amended and Restated Agreement and Declaration of Trust, which is on file with the Secretary of The Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement has been executed by and on behalf of Trust by its representatives as such representatives and not individually, and the obligations, if any, of Trust hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding upon only the assets and property of the Fund.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first set forth above.



                                    SCUDDER KEMPER INVESTMENTS, INC.




                                    By: /s/Thomas W. Littauer
                                        -------------------------
                                    Title:  Managing Director


                                    KEMPER TARGET EQUITY FUND




                                    By: /s/Mark S. Casady
                                        -------------------------
                                    Title:  President


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